                                                                    Exhibit 12.1

                                                    2006          2005          2004         2003           2002           2001
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                                                     YTD       Historical    Historical    Historical     Historical     Historical
RATIO OF EARNINGS TO FIXED CHARGES                27-Nov-05      Year 1         Year 2       Year 3         Year 4          Year 5
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Fixed Charges:
Interest on debt and capitalized leases          $ 1,449,000  $ 3,633,000   $ 1,156,000   $   482,000    $   669,000    $ 1,646,000
Amortization of debt issuance costs                  142,000      298,000        88,000            --             --             --
Interest element of rentals                          196,560      265,440       175,560       135,870        143,220        118,020
                                                 ----------------------------------------------------------------------------------
Total Fixed Charges                              $ 1,787,560  $ 4,196,440   $ 1,419,560   $   617,870    $   812,220    $ 1,764,020
                                                 ==================================================================================
Preferred Dividends:
Amount declared                                  $        --  $        --   $        --   $        --    $        --    $        --
                                                 ----------------------------------------------------------------------------------
Gross up to pretax based on 50% effective
  tax rate                                                --           --            --            --             --             --
                                                 ----------------------------------------------------------------------------------
Total Fixed Charges plus Preferred Dividends     $ 1,787,560  $ 4,196,440   $ 1,419,560   $   617,870    $   812,220    $ 1,764,020
                                                 ==================================================================================
Earnings:
Consolidated income from continuing operations   $11,922,000  $14,017,000   $11,881,000   $13,532,000    $20,218,000    $ 7,492,000
Addback:
Consolidated provision for income taxes
  for continuing operations                        6,224,000    5,905,000     6,313,000     7,191,000      9,511,000      4,711,000
Fixed charges less interest capitalized            1,787,560    4,196,440     1,419,560       617,870        812,220      1,764,020
                                                 ----------------------------------------------------------------------------------
Subtotal Earnings plus Fixed Charges              19,933,560   24,118,440    19,613,560    21,340,870     30,541,220     13,967,020

Total Earnings plus Fixed Charges                $19,933,560  $24,118,440   $19,613,560   $21,340,870    $30,541,220    $13,967,020
                                                 ==================================================================================

Ratio of Earnings to Fixed Charges                      11.2          5.7          13.8          34.5           37.6            7.9
                                                 ==================================================================================

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For purposes of the calculation of the Ratio of Earnings to Fixed Charges,
"earnings" consist of pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income/loss from equity investees, excluding capitalized interest. "Fixed charges" consist of interest and amortization of debt expense, including the interest portion of rental obligations deemed representative of the interest factor which is about 21% of rent expense.

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